Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Northern Technologies International Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Northern Technologies International Corporation of our report dated November 19, 2012, with respect to the consolidated balance sheets of Northern Technologies International Corporation and its subsidiaries as of August 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, which report is included in the August 31, 2012 annual report on Form 10-K of Northern Technologies International Corporation.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
December 4, 2012